EX-99.23(h)(25)

                                    AMENDMENT
                                       TO
                            ADMINISTRATION AGREEMENT
                                     BETWEEN
                              JNL VARIABLE FUND LLC
                                       AND
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company ("Administrator"), and JNL VARIABLE FUND LLC, a Delaware limited liability company ("JNL Variable Fund").

     WHEREAS, the Administrator and the JNL Variable Fund entered into an Administration Agreement dated as of December 15, 2004 ("Agreement"), whereby the Administrator agreed to provide certain administrative services to the investment portfolios of the JNL Variable Fund LLC (each a "Fund");

     WHEREAS, pursuant to the Agreement, each Fund and the Administrator agreed to certain expenses assumed by each Fund and the Administrator as payment for certain services and expenses;

     NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Fund and the Adviser agree as follows:

     1.   Section 2.2.12 is added to the Agreement:

          2.2.12 ANTI-MONEY LAUNDERING ("AML") SERVICE FEE. For all expenses related to AML Services paid to Jackson National Life Insurance Company.

     2. This Amendment may be executed in two or more counterparts which together shall constitute one document.

     IN WITNESS WHEREOF, the Administrator and the JNL Variable Fund LLC have caused this Amendment to be executed as of this 1st day of September, 2006.

JACKSON NATIONAL ASSET                  JNL VARIABLE FUND LLC
MANAGEMENT, LLC


By: ___/s/ Mark D. Nerud____________    By: _____/s/ Robert A. Fritts_______
Name:      Mark D. Nerud                Name:      Robert A. Fritts
Title:     Chief Financial Officer      Title:     President